UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 16, 2008

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 16, 2008 Spare Backup, Inc filed a Certificate of Designation with the Secretary of State of Delaware whereby the company has designated a series of 50,000 shares of its blank check preferred stock as Series A Preferred Stock. The designations, rights and preferences of the Series A Preferred Stock includes:

•	each share has a stated value and a liquidation preference of $0.001 per share which equals the par value of the shares,
•	the shares are not convertible or exchange into any other security,
•

each share entitles the holder to Four Hundred (400) votes at any meeting of our stockholders and such shares will vote together with our common stockholders, provided, however, that the holder is not eligible to vote the shares in connection with an amendment to increase the number of our authorized shares of common stock if such amendment is proposed to our stockholders with four (4) months from the date of issuance of the shares,

•	the shares are not subject to redemption, and
•

so long as the shares are outstanding we have agreed not to alter or change the rights of the security in a manner which would adversely affect the Series A Preferred Stock, or take any action which would result in the taxation of the holder under Section 305 of the Internal Revenue Code

Immediately following the creation of this class of security we issued Mr. Cery Perle, our CEO, 50,000 shares of Series A Preferred Stock in lieu of other compensation arrangements with Mr. Perle. It is anticipated that we will recognize compensation expense equal to the liquidation preference of the shares of Series A Preferred Stock issued to Mr. Perle.

Prior to the issuance of the shares of Series A Preferred Stock to Mr. Perle, he controlled the vote of approximately 10% of our outstanding voting securities. As a result of the issuance of these securities, Mr. Perle now controls the vote of approximately 28.5% of our outstanding voting securities. These actions were approved by our Board of Directors of which Mr. Perle is a member.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1	Certificate of Designation, Preferences, Rights and other Rights of Series A Preferred Stock of Spare Backup, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: January 18, 2008	By: /s/ Cery Perle
Cery Perle,
Chief Executive Officer and President